Exhibit 3.3

SECOND CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CF ACQUISITION CORP. VII

CF Acquisition Corp. VII, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following additional Section 4.5 to Article IV:

“Section 4.5. Forward Stock Split. Upon this Second Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Second Amendment Effective Time”), each share of the Class B Common Stock issued and outstanding immediately prior to the Second Amendment Effective Time, will be automatically converted into 35/26 shares of Class B Common Stock. Any stock certificate that, immediately prior to the Second Amendment Effective Time, represented shares of Class B Common Stock (“Old Certificates”) will, from and after the Second Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock as equals the product obtained by multiplying the number of shares of Class B Common Stock represented by the Old Certificate immediately prior to the Second Amendment Effective Time by 35/26.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, this Second Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of this corporation this 11th day of January, 2021.

CF ACQUISITION CORP. VII

By:	/s/ Adam Brajer
Name:	Adam Brajer
Title:	Assistant Secretary

[Second Certificate of Amendment of the Certificate of Incorporation of CF Acquisition Corp. VII]